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                                               July 8, 2008

BY EMAIL AND FIRST CLASS U.S. MAIL
Independence Energy Corporation
4750 Paton Street
Vancouver, BC V6C 2J1

Attn: Cameron King, Chief Executive Officer
          Email: cking@endeavorenergy.com

Re:
Termination of the share exchange agreement between Independence Energy Corporation f/k/a Endeavor Energy Corporation (“Endeavor”) and Atlantic Wine Agencies, Inc. (“Atlantic”) dated May 16, 2008 (“Exchange Agreement”)

Dear Mr. King:

In our capacity as counsel for Atlantic, we are advising you that as a result of Endeavor’s failure to provide various material due diligence items to the satisfaction of Atlantic’s management, including but not limited to audited financials statements for the period ending December 31, 2007 as well as forms of opinion as to the title of the various assets owned by Endeavor, Atlantic is hereby terminating the Exchange Agreement pursuant to Section 9.15 thereof.

The Exchange Agreement is deemed terminated except for any provision which may survive the termination of the Exchange Agreement as provided therein. Atlantic strictly reserves the right to seek and enforce any remedies available to it whether in law or equity.

Notwithstanding the above, we wish you the best of luck in your efforts to build Endeavor into a successful company.

                        Very truly yours,
                                           /s/ William S. Rosenstadt
                                                        William S. Rosenstadt